Exhibit 99.3

OTK Associates, LLC

200 E. Long Lake Road, Suite 300

Bloomfield Hills, Michigan 48304

March 15, 2013

VIA HAND DELIVERY

Michael Gross

Chief Executive Officer

Morgans Hotel Group Co.

475 Tenth Avenue

New York, New York 10018

Re: Stockholder Demand for List of Stockholders

Gentlemen:

OTK Associates, LLC (“OTK”) is the beneficial owner of 4,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Morgans Hotel Group Co. (the “Company”). OTK’s principal address is 200 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304. Attached hereto as Exhibit A is (i) a true and correct copy of a letter received by OTK from Bank of America Merrill Lynch, dated March 14, 2013, that reflects OTK’s beneficial ownership of 3,500,000 shares of Common Stock the Company and (ii) a true and correct copy of a letter received by OTK from Stifel Nicolaus, dated March 12, 2013, that reflects OTK’s beneficial ownership of 1,000,000 shares of Common Stock of the Company.

On March 15, 2013, OTK delivered notice (the “Notice”) to the Company of its intent to nominate seven individuals for election as directors of the Company at the Company’s 2013 annual meeting of stockholders (the “Annual Meeting”). In connection therewith, OTK hereby makes a formal demand under oath for OTK and its agents, designated below, to inspect, no later than March 22, 2013, the following documents and records of the Company and to make copies or abstracts therefrom:

(a)	A complete record or list of the Company’s stockholders, certified by the Company or its transfer agent, showing the names and addresses of each stockholder and the number of shares of stock registered in the name of each such stockholder, as well as the names, addresses and share amounts held by participants in dividend reinvestment plans and/or employee plans, in each case as of the most recent date available;

(b)	A CD-ROM, diskette or other electronic file that lists the holders of the Company’s stock requested in paragraph (a) above as of the most recent date available, showing the names, addresses and number of shares held by such stockholders, such computer processing data as is necessary for the undersigned to make use of such magnetic computer tape for verification purposes;

(c)	All daily transfer sheets showing changes in the names, addresses and number of shares of the Company’s stockholders which are in or come into the possession of the Company or its transfer agent, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the stockholder list referred to above;

(d)	All information in, or which comes into, the Company’s, its transfer agent’s or its proxy solicitor’s or any of their agents’ possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses and number of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. and other similar nominees of any central certificate depository system, including (i) respondent bank listings and omnibus proxies and (ii) Cede & Co. depository listings on a daily basis, in each case as of the most recent date available;

(e)	All information in, or which comes into, the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or other nominees relating to the names of the beneficial owners of the Company’s stock (“NOBO’s”) pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Securities Exchange Act of 1934, as amended, and a NOBO list and CD-ROM, diskette or other electronic file in descending order balance or such other format as may be currently in the possession of or reasonably obtained by the Company or its agents (together with such computer processing data as is necessary to make use of such CD-ROM or diskette or other electronic file). If such information is not in the Company’s possession, custody or control, such information should be requested from any agent or service employed by the Company which may have such information in its possession, custody or control;

(f)	To the extent the Company, or any person or entity acting on its behalf, maintains electronic mail addresses or other electronic contact information concerning stockholders, all such information; and

(g)	To the extent not already referred to above, any CD-ROM, diskette or other electronic medium suitable for use by computer or word processor which contains any or all of the information requested in this letter, together with any program, software, manual or other instructions necessary for the practical use of such information.

OTK demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) and (b) above be immediately furnished to OTK and its agents as such modification, additions or deletions become available to the Company or its agents or representatives.

OTK will bear the reasonable costs incurred by the Company in connection with the production of the above information.

The purpose of this demand is to enable OTK to communicate with other stockholders and to solicit proxies for the Annual Meeting.

OTK hereby designates any attorney at Ropes & Gray LLP or any employee of Okapi Partners LLC and any other persons designated by them or OTK, acting singly or in combination, as OTK’s agents to conduct the inspection and copying requested herein.

Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and return it to counsel for OTK, Jeffrey R. Katz of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. Please advise counsel for OTK at (617) 951-7072 as promptly as practicable when and where the items requested above will be made available to OTK and its agents. Please also advise counsel immediately whether you will voluntarily supply the requested information. If counsel to OTK has not received your response to this request by March 22, 2013, OTK will assume that you do not intend to comply with this demand and will seek appropriate recourse.

[Signature page follows]

Very truly yours,

OTK ASSOCIATES, LLC

By:	/s/ Robert S. Taubam
Name:	Robert S. Taubman
Title:	Manager

By:	/s/ Michael E. Olshan
Name:	Michael E. Olshan
Title:	Manager

Sworn to before me this 14th day of
March, 2013

/s/ Katherine A. Beale
Katherine A. Beale
Notary Public/Commissioner of Oaths

Sworn to before me this 12th day of
March, 2013

/s/ Ruth Carcamo
Ruth Carcamo
Notary Public/Commissioner of Oaths

[Signature Page to Shareholder’s Request for List of Stockholders]

Receipt Acknowledged On

, 2013

MORGANS HOTEL GROUP CO.

By:
Name:
Title:

[Receipt Acknowledgement Signature Page to Shareholder’s Request List of Stockholders]

Exhibit A

Bank of America Merrill Lynch

March 14, 2013

Taubman Ventures Management

Attn: Sandy Ray

200 E. Long Lake Road, Suite 180

Bloomfield Hills, MI 48304

RE: Account

Dear Ms. Ray:

Please accept this letter as verification that OTK Associates, LLC is the beneficial owner of the account:                      which holds 3,500,000 shares of Morgans Hotel Group Company Stock.

Sincerely

/s/ John Bryant
John Bryant
Vice President

March 12, 2013

Taubman Ventures Management

Attn: Sandy Ray

200 E. Long Lake Road, Suite 180

Bloomfield Hills, MI 48304

Re:

Dear Ms. Ray:

Please accept this letter as verification that OTK Associate LLC is the beneficial owner of account                      which holds 1,000,000 shares of Morgans Hotel Group Company stock.

Sincerely,

/s/ Tina Schweitzer
Tina Schweitzer
Stock Records

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